PATENT AND SOFTWARE LICENSE AGREEMENT

THIS PATENT AND SOFTWARE LICENSE AGREEMENT ("Agreement") is made, entered into and effective as of the latter date of execution ("Effective Date") at Glenwood, Maryland, between Trusted Information Systems, Inc. a Delaware corporation ("TIS"), having its principal mailing address at 3060 Washington Road (Rt. 97), Glenwood, Maryland 21738, and International Business Machines Corporation, a New York corporation ("IBM"), having a mailing address at 500 Columbus Avenue, Thornwood, New York 10594.


                                    RECITALS

A. TIS is the owner of and holds exclusive rights to certain technology that is the subject of certain copyrights and pending and issued U.S. and foreign patent applications relating to cryptographic information recovery.

B. IBM desires to have access to use such technology and/or patents and/or copyrights to develop and distribute Licensed Products and TIS is prepared to grant IBM such access and license in accordance with the terms and subject to the conditions hereinafter set forth.


                                    AGREEMENT

NOW, THEREFORE, in reliance on the foregoing recitals and in consideration of the premises and mutual promises and covenants set forth herein, TIS and IBM agree as follows:


                                 1. DEFINITIONS

The following terms when used in this Agreement, and in the exhibits hereto shall have the following meanings:

         1.1. "Bundled Product" means the series or group of specific computer programs, software, derivative works thereof, firmware, or equivalent hardware functionality, identified in Exhibit "A" which, on a non-exclusive basis, incorporates either (a) any portion of the TIS Object Code or (b) any New Software. The term Bundled Product excludes Toolkit, Toolkit Derivative, KRC, and IBM Recovery Facility.

         1.2. "Cryptographic Information Recovery Technology" means all means, methods and processes related to the recovery of encrypted information through key recovery and key escrow or similar or replacement means and any functionality incorporated into or practiced by RecoverKey, RecoverKey-International, any derivative work thereof, or any Key Recovery Center.

         1.3. "Default Certificate" means a cryptographic certificate provided by a KRC or IBM Recovery Facility that is the property of the KRC or IBM Recovery Facility and licensed by the KRC or IBM Recovery Facility to the End-User Customer. A Default Certificate may be required before a Bundled Product's or Toolkit Derivative's cryptographic capabilities will function and such Default Certificate expires after a specified period of time not to exceed one year.

         1.4. "Distributor" means a person or entity in the business of distributing and sublicensing Licensed Products by authority granted by IBM, including, but not limited to OEMs, resellers, value added remarketers, dealers, and sales representatives.

         1.5. "Documentation" means hardcopy and/or softcopy versions of printed materials and any updates thereto which TIS provides for use with any TIS Software licensed under this Agreement.

         1.6. "End-User Customer" means a person or entity having license rights to a Bundled Product or a Toolkit Derivative, KRC, or IBM Recovery Facility from IBM, its Subsidiaries, Distributors, or Toolkit Licensees

         1.7. "IBM Recovery Facility" means a facility designed or manufactured, other than by TIS, by or for IBM or its Subsidiaries and identified in Exhibit "A" that may: (i) provide a series or group of specific computer programs, software, derivative works thereof, firmware, or equivalent hardware functionality, which, on a non-exclusive basis, incorporates either (a) any TIS Software or (b) any New Software to permit users of Licensed Products to register, receive KRC Certificates, or obtain information in various contingencies; and (ii) provide consulting and support services ancillary thereto. It is contemplated that this Agreement may encompass additional IBM Recovery Facilities at some future date. IBM may add or delete IBM Recovery Facilities to or from Exhibit "A" by providing written notice to TIS of such additions and such additional IBM Recovery Facilities shall be automatically licensed pursuant to the terms and conditions of this Agreement.

         1.8. "IBM Recovery Facility Licensee" means any third party which licenses an IBM Recovery Facility from IBM, its Subsidiaries, or Distributors.

         1.9. "IBM Recovery Field Format" means a field in a Bundled Product or Toolkit Derivative to store recovery information that is used by a Toolkit Licensee or IBM Recovery Facility.

         1.10.    "Interface Modifications" shall have the meaning set forth in
                  Section 2.4.1.

         1.11. "Key Recovery Center(TM)" or "KRC(TM)" means: a recovery facility that is either manufactured by TIS or a licensee of TIS and: (i) provides software, hardware and/or other technology resources to permit users to register their use of RecoverKey(TM) and/or RecoverKey-International(TM), as defined in Exhibit "H", to receive KRC Certificates and to obtain information in various contingencies, and (ii) may provide consulting and support services ancillary thereto.

         1.12. "KRC Certificate" means a cryptographic public key certificate provided by a Key Recovery Center or an IBM Recovery Facility, including but not limited to a Default Certificate, that permits key recovery by End-User Customers or other authorized users.

         1.13. "Key Recovery Center Licensee" means any third party that sublicenses a KRC from IBM, its Subsidiaries, or Distributors.

         1.14. "Key Recovery Field" or "KRF" or "Key Recovery Field Format" means the technical means by which Bundled Products or Toolkit Derivatives will generate a field containing information described in Exhibit "B". At a minimum, such field would contain information or an encryption key encrypted using a public key that was issued by a KRC or an IBM Recovery Facility.

         1.15. "KRF Requirement Mechanism" means a technical method for requiring the inclusion of KRF(s) upon encryption of information.

         1.16. "KRF Tamper-Detection Mechanism" means a technical method which prevents the encryption of encrypted information upon detection of an altered or missing KRF.

         1.17. "Key Recovery Technology(TM) " or "KRT(TM) " means technology comprising RecoverKey(TM) and/or RecoverKey-International(TM) implementations that permits End-Users Customers to register their use of KRTenabled Licensed products and receive KRC Certificates, and also permits users, their organizations and government agencies to recover a user information in the event the user's normal means of obtaining such user information are unavailable. It includes the TIS Software, TIS Object Code, TIS Source Code, the Patent Rights, and/or the TIS Key Recovery Field Format.

         1.18.    "License Fees" shall have the meaning set forth in Section
                  3.1.

         1.19. "Licensed Product" means: a Bundled Product, Toolkit, Toolkit Derivative, KRC, and/or IBM Recovery Facility.

         1.20. "Net Revenue" for Bundled Products, Toolkits, KRCs and IBM Recovery Facilities means the gross revenue amount recorded by IBM or its Subsidiaries (except as otherwise provided in Exhibit "D") at any time in consideration of the licensing or other permitted transfer of Bundled Product Toolkits, KRCs, and IBM Recovery Facilities excluding any amounts received by IBM or its Subsidiaries for sales and use taxes, shipping, insurance and duties, and reduced by all discounts, rebates, refunds or allowances granted to Distributors, or End-User Customers in the ordinary course of IBM's or its Subsidiaries' business.

                  Net Revenue for Toolkit Derivatives means the gross revenue amount recorded by Toolkit Licensees at any time in consideration of the licensing or other permitted transfer of the Toolkit Derivatives, respectively, excluding any amounts received by Toolkit Licensees for sales and use taxes, shipping, insurance and duties, and reduced by all discounts, rebates, refunds or allowances granted to Distributors, or End-User Customers in the ordinary course of any Toolkit Licensee's business.

                  Net Revenue for KRC's and IBM Recovery Facilities, for the purpose of Section III(B) of Exhibit "D" hereto means the gross revenue amount recorded by KRC or IBM Recovery Facility Licensees, as applicable, at any time in consideration of the issuance of Default Certificates, the collection of User Registration Fees and User Recovery Fees, excluding any amounts received by KRC or IBM Recovery Facility Licensees, as applicable, for sales and use taxes, shipping, insurance and duties, and reduced by all discounts, rebates, refunds or allowances granted to Distributors, or End-User Customers in the ordinary course of any KRC or IBM Recovery Facility Licensees, as applicable, business.

                  In computing Net Revenue in any of the forgoing situations, credit for returns actually made or allowed to End-User Customers, or Distributors may be deducted but no such deductions shall be permitted for estimates or amounts accumulated for future settlement with purchasers. With respect to a Licensed Product that is licensed or otherwise distributed by IBM, a Subsidiary, a Distributor or Toolkit Licensee as part of a larger group of products, a License Fee shall be due as set forth above as though the Licensed Product had been licensed or distributed separately by IBM, a Subsidiary, a Distributor or Toolkit Licensee; provided, however, that the amount used by IBM, a Subsidiary, a Distributor or Toolkit Licensee as the base net revenue for the Licensed Product when licensed or distributed in this manner shall not be less than the pro rata proportion of the sum of each component's price if sold separately.

         1.21. "New Software" means any computer program, software, firmware or equivalent hardware functionality, developed by or for IBM or its Subsidiaries which is covered by any claim of the Patent Rights or which is manufactured using or incorporating a process which is covered by any of the Patent Rights.

         1.22. "Other Products" means a product manufactured by or for IBM, its Subsidiaries, Toolkit Licensees and sublicensees that incorporates a Key Recovery Field Format but does not include TIS Software and is not otherwise covered by the Patent Rights.

         1.23. "Patent Rights" means all of the following intellectual property owned, licensable to IBM by TIS, or controlled by TIS, or its Subsidiaries for so long as the term of such intellectual property, if any, has not expired by its terms or been rendered invalid or unenforceable by a tribunal of competent jurisdiction from which no further appeal was or can be taken:

                  a) All patents having claims covering Cryptographic Information Recovery Technology issued or issuing on patent applications entitled to an effective filing date prior to ***, under which patents or the applications therefor TIS or any of its Subsidiaries now has, or hereafter obtains, the right to grant licenses to IBM including, but not limited to the patents identified in Exhibit "I" and any patents issuing from patent applications identified in Exhibit "I"; and
                _______
                *** Confidential Information has been omitted and filed
                    separately with the Commission.

                  b) Any divisionals, continuations or continuation in parts or extensions of any of the aforesaid applications and any patent reissuing of any of the aforesaid patents.

         1.24. "RecoverKey(TM)" means TIS's implementation of KRT which permits the decryption of an encrypted user information by a KRC, which does not include KRF Tamper-Detection or KRF Requirement Mechanisms.

         1.25. "RecoverKey-International(TM)" means TIS's implementation of KRT incorporating: (i) a KRF Requirement Mechanism which permits a KRF Tamper-Detection Mechanism to function; and/or
                  (ii) a KRF Tamper Detection Mechanism which enables the decryption of user information encrypted by TIS Software or derivative work thereof containing a KRF Requirement Mechanism.

         1.26. "Subsidiary" means a corporation, company or other entity: more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exits; or which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

         1.27. "TIS Object Code" means the TIS Software in machine-readable object code form, either in the form provided to IBM by TIS, or in the form that results from recompiling in whole or in part of the TIS Source Code after modification thereof.

         1.28. "TIS Software" means the software computer program(s) described as such in Exhibit "H" and the TIS Documentation associated therewith, if any, including both the TIS Object Code and TIS Source Code. "TIS Software" shall also include any modifications, upgrades, and enhancements to such programs as may be provided by TIS to IBM pursuant to the Maintenance and Support terms (attached hereto as Exhibit "C"), and Exhibit "H" shall be updated to reflect such modifications, upgrades and enhancements.

         1.29. "TIS Source Code" means the human-readable, high level statement versions of the TIS Software written in a source language used by programmers.

         1.30. "Toolkit" means the series or group of specific computer programs, software, firmware, or equivalent hardware functionality, identified in Exhibit "A" which, on a non-exclusive basis, incorporates either (a) TIS Software or
                  (b) any New Software either of which performs key or information recovery functions and which is packaged, marketed and licensed to be used by product developers who incorporate the key or information recovery functions into such product developer's products for redistribution, which Toolkit is not itself permitted or intended for use by End-User Customers. It is contemplated that this Agreement may encompass additional Toolkits at some future date. IBM may add or delete Toolkits to or from Exhibit "A" by providing written notice to TIS and such additional Toolkits shall be automatically licensed pursuant to the terms and conditions of this Agreement.

         1.31. "Toolkit Derivative" means a derivative work of a Toolkit compiled into object code that incorporates either (a) any portion of the TIS Object Code or (b) any New Software.

         1.32. "Toolkit Licensee" means any third party which licenses a Toolkit from IBM, its Subsidiaries, or its Distributors.


                              2. GRANT OF LICENSES

         2.1. Bundled Product Licenses. Without limiting IBM's rights to bundle its products with software provided by any other vendor, TIS hereby grants IBM, a non-exclusive, non-transferable, perpetual and irrevocable (each except and IBM hereby accepts as provided in Section 10), non-assignable (except as provided in Section 10.4), worldwide license under the copyrights and other intellectual property rights related to the TIS Software, and under all Patent Rights to make, have made modify, use, import, lease, sell, offer for sale, license, sublicense and otherwise transfer Bundled Products and execute, copy, reproduce, have reproduced, perform, and display Bundled Products and distribute and transmit Bundled Products, and to practice any method or process involved in the use or manufacture of such Bundled Products.

         2.2 TIS grants to IBM a non-exclusive, non-transferable, perpetual and irrevocable (each except as provided in Section 10), nonassignable (except as provided in Section 10.4), worldwide, royalty free right and license to use and incorporate Key Recovery Field Formats in any Licensed Products or Other Products and to distribute and transmit such Licensed Products, or Other Products and sublicense others to do any of the foregoing all subject to the limitations on sublicensing set forth in this Section 2.2 and for Toolkit Licensees, subject to the limitations in Section 2.11 including the right of Toolkit Licensees to use and incorporate such Key Recovery Field Formats in Toolkit Derivatives and to distribute and transfer such Toolkit Derivatives. Such Key Recovery Field Formats shall not be considered to be TIS Object Code even if such TIS Object Code incorporates or uses such formats and mere use, reproduction and distribution of such Key Recovery Field Formats does not create a Licensed Product and, therefore, does not create a corresponding royalty obligation.

         2.3.     ***

         2.4 TIS Source Code License. Subject to the restrictions specified in Sections 11.13, 2.10 and 2.11, TIS hereby grants IBM, and IBM hereby accepts for the purpose of creating Licensed Products, a non-exclusive, perpetual and irrevocable (each except as provided in Section 10), non-transferable, and non-assignable (each except as provided in Section 10.4), worldwide license under the copyrights and other intellectual property rights (including patents) related to the TIS Source Code to:

                  2.4.1. Access, make, have made, execute, modify, use, reproduce, display, perform, prepare and have prepared derivative works of TIS Source Code and to
                           a) compile, and b) develop interfaces and other software (all such modifications to the TIS Source Code, interfaces and such other software are referred to collectively as "Interface Modifications");

                  2.4.2. Access and review the TIS Source Code in support of End-User Customers, Distributors, Toolkit Licensees, KRC Licensees and IBM Recovery Facility Licensees;

                  2.4.3. Compile the TIS Source Code to create Licensed Products; and

                  2.4.4. Maintain Licensed Products and support Distributors, Toolkit Licensees, KRC Licensees, IBM Recovery Facility Licensees and End-User Customers.

         2.5. Limitations On Source Code Licenses. The limitations set forth in Section 2.3 shall also be limitations of the license rights granted in Section 2.4, and IBM shall have no right to use the TIS Source Code except as expressly set forth under this Agreement; provided further that IBM, its Subsidiaries and Distributors are not permitted to sublicense TIS Source Code to End-User Customers.

         2.6. Documentation Licenses. TIS hereby grants to IBM, a worldwide, non-exclusive, non-transferable, perpetual and irrevocable (each except as provided for in Section 10), fully paid up license with respect to the Licensed Products: (i) to use, display, access, perform, transmit, distribute, execute and reproduce copies of Documentation, (ii) to prepare or have prepared derivative works thereof and (iii) to distribute copies of such unmodified and modified Documentation.

         2.7.     Title.

                  2.7.1. Subject to the license rights granted herein, TIS shall at all times retain full and exclusive right, title and ownership interest in and to the Patent Rights and the TIS Software, including in and to any and all of its patent, trademark, copyright, trade secret or other proprietary rights therein.

                  2.7.2. Subject to the license rights granted by TIS herein, IBM shall retain full and exclusive right, title and ownership interest in and to any New Software and any Interface Modifications developed by IBM and any other products of IBM and in and to any and all of its patent, trademark, copyright, trade secret or other proprietary rights therein.
                _______
                *** Confidential Information has been omitted and filed
                    separately with the Commission.

          2.8. Retained Rights. All rights of TIS not expressly granted to IBM herein are retained by TIS. There are no implied rights of TIS related to the New Software or the products owned by IBM. TIS shall have no implied rights to any portion of the New Software, a Licensed Product or any other product independently developed by IBM or licensed by IBM from a source other than TIS, rights in which are not otherwise retained by TIS through its ownership of the Patent Rights and/or the TIS Software.

         2.9. Immunity from Suit. TIS hereby grants to End-User Customers and Distributors of any Bundled Products or any derivative work thereof and Toolkits a non-exclusive, worldwide, non-transferable, perpetual and irrevocable (each except as provided in Section 10), non-assignable (except as provided in
                  Section 10.4), immunity from suit, and freedom from infringement liability under the Patent Rights for making, having made, using, selling, offering for sale, licensing, leasing or otherwise transferring Bundled Products and Toolkits either alone or in combination with other products or apparatus and to practice any method or process involved in the use of such Bundled Products and derivative works thereof and Toolkits provided; however that the foregoing rights are exercised in accordance with the applicable terms of this Agreement or any applicable sublicense agreement.

         2.10.    Toolkit Licenses and Immunity.

                  2.10.1. TIS hereby grants IBM a non-exclusive, perpetual and irrevocable (each except as in Section 10), non-transferable, non-assignable (except as provided in Section 10.4), worldwide license under copyrights and other intellectual property rights related to TIS Software and under all Patent Rights to:

                          a) Access, make, have made, modify, and use Toolkits and execute, copy, reproduce, have reproduced, perform, and display Toolkits and prepare and have prepared derivative works thereof, and to practice any method or process involved in the use or manufacture of such Toolkits and derivative works thereof;

                          b) Lease, sell, offer for sale, import, license, sublicense (only as provided in Subsection C below), distribute, transmit, and otherwise transfer Toolkits and derivative works thereof; and

                          c) Sublicense Toolkit Licensees to access, modify, and use Toolkits and execute, copy, reproduce, have reproduced, perform, and display Toolkits and prepare and have prepared derivative works including Toolkit Derivatives, and to practice any method or process involved in the use or manufacture of such Toolkits and Toolkit Derivatives; and lease, sell, offer for sale, import, license, sublicense, distribute, transmit, and otherwise transfer Toolkit Derivatives. Any sublicense rights granted to Toolkit Licensees, whether directly by IBM or indirectly by an IBM Subsidiary or Distributor, pursuant to this Section; (i) shall be made subject to the terms and conditions of Section
                               6.3 (confidentiality); (ii) shall be made subject to the limitation that Toolkit Licensees cannot further sublicense or distribute the Toolkits;
                               (iii) shall include the right of Toolkit
                               Licensees to execute, copy, reproduce, have reproduced, perform, distribute, transmit and display Toolkit Derivatives and prepare and have prepared derivative works of such Toolkit Derivatives and further sublicense to End-User Customers directly or through Distributors any of the foregoing; and (iv) shall contain provisions similar to those set forth in Exhibit "E".


                  2.10.2. Toolkit Immunity. TIS hereby grants to any Toolkit Licensees and to any customers, mediate or immediate of Toolkit Licensees, a non-exclusive, non-transferable, perpetual and irrevocable (except as provided in Section 10), non-assignable (except as provided in Section 10.4.), worldwide immunity from suit, and freedom from infringement liability under the Patent Rights for making, having made, using, selling, offering for sale, licensing, leasing and otherwise transferring any Toolkit Derivatives, alone or in combination with any other product or apparatus, and to practice any method or process involved in the use of any Toolkit Derivatives, provided, however, that the foregoing rights are exercised in accordance with the applicable terms of this Agreement or any applicable sublicense agreement.

         2.11. KRC and IBM Recovery Facility Licenses. TIS hereby grants IBM a non-exclusive, perpetual and irrevocable (each except as provided in Section 10), non-transferable, non-assignable (except as provided in Section 10.4), worldwide license under copyrights and other intellectual property rights related to TIS Software and under all Patent Rights tomake, have made, modify, and use KRCs and IBM Recovery Facilities and execute, copy, reproduce, have reproduced, perform, and display KRCs and IBM Recovery Facilities, lease, sell, offer for sale, import, license, sublicense, distribute, transmit, and otherwise transfer KRCs and IBM Recovery Facilities, and to practice any method or process involved in the use or manufacture of such KRCs and IBM Recovery Facilities. With respect to a KRC or an IBM Recovery Facility operated by IBM, IBM shall be bound by the terms set forth in Exhibit "F". Each sublicense agreement of a KRC or IBM Recovery Facility, respectively, whether entered into directly by IBM or indirectly by an IBM Subsidiary or Distributor, shall contain similar provisions to those set forth in Exhibit "G".

         2.12. KRC and IBM Recovery Facility Immunity. TIS hereby grants to any KRC Licensees and IBM Recovery Facility Licensees, and to any customers thereof, mediate or immediate, a non-exclusive, non-transferable, perpetual and irrevocable (each except as provided in Section 10), non-assignable (except as provided in
                  Section 10.4), worldwide immunity from suit, and freedom from infringement liability under the Patent Rights for using KRCs or IBM Recovery Facilities, alone or in combination with any other product or apparatus, and to practice any method or process involved in the use or manufacture of any KRC and IBM Recovery Facilities provided however the foregoing rights are exercised in accordance with the applicable terms of in this Agreement or any applicable sublicense agreement.

         2.13. IBM Recovery Field Formats. IBM agrees to disclose to TIS the IBM Recovery Field Formats. IBM grants to TIS, a non-exclusive, non-transferable, perpetual and irrevocable (each except as provided in Section 10), non-assignable (except as provided in Section 10.4), worldwide license under copyrights in the IBM Recovery Field Formats to copy, reproduce, distribute, and transmit such formats. Notwithstanding the foregoing, nothing contained in this Agreement shall be construed as conferring by IBM to TIS any rights by implication, estoppel or otherwise, to or under copyrights (other than those granted in this Section 2.13), patents, trade secrets, know-how, trademarks, or trade names.

         2.14. Extension of Licenses to Subsidiaries and Distributors. All licenses herein granted under Section 2 shall include the right of IBM to grant sublicenses, of or within the scope of the licenses granted to it herein, to its Subsidiaries and Distributors and each such sublicensed Subsidiary and Distributor shall have the corresponding right to grant sublicenses limited by the terms of the licenses contained herein, of or within such scope, to other Subsidiaries and Distributors of IBM. Each such sublicensee shall be subject to the terms and conditions of this Agreement.

         2.13. Additions to Exhibits. It is contemplated that this Agreement may encompass additional Licensed Products at some future dates. IBM may add or delete Licensed Products to or from Exhibit "A" at any time during the term of this Agreement by providing written notice to TIS and such additional Licensed Products shall automatically be subject to the licenses and other rights granted under the terms and conditions of this Agreement..

                                3. LICENSE FEES

         3.1.     License Fees.

                  3.1.1. Upfront License Fee. Upon execution of this Agreement, IBM shall be obligated to pay TIS the amount up front set forth in Exhibit "D".

                  3.1.2. Royalty Rate. In consideration of the license, immunities, and other rights granted by TIS under this Agreement, IBM shall pay TIS the fees and royalties set forth in Exhibit "D". There shall be no minimum royalty payments except for the fees and royalties set forth in Exhibit "D", and IBM shall have no obligation to market any Licensed Products.

                  3.1.3. Exceptions. IBM shall have no fees or royalty obligation for copies of Licensed Products that: (i) are used for IBM, its Subsidiaries', or Distributors' internal use, development (other than Distributors), maintenance/support activities, marketing demonstrations, field testing, customer trial periods, training, unsold inventory, education, or backup/archival purposes; or (ii) contains only TIS Software which becomes generally available by TIS to third parties without a royalty or payment obligation; or (iii) are used on a secondary or backup machine provided that the Licensed Product is not in active use on both a primary and a secondary machine at the same time.

                  3.1.4. ***. IBM may request *** for any or all Licensed Products when a licensing transaction requires a ***. If TIS agrees, both parties will sign a letter specifying the licensing transaction and its ***.

                  3.1.5. Maintenance Fee. IBM agrees to pay TIS the Annual TIS Software Maintenance fee set forth in the applicable Exhibit "D".

                 ______
                 *** Confidential Information has been omitted and filed separately with the Commission.

                  3.1.6. Quarterly Report and Remittance. Within sixty (60) days of the end of each calendar quarter, IBM shall furnish to TIS a complete and accurate statement, indicating the quantity and Net Revenue of Licensed Products licensed or otherwise transferred or returned, if any, during such calendar quarter, and shall accompany such statement with payment of the amount of fees and royalties due. Outside of the U.S., a royalty payment quarter is defined according to IBM's then current administrative practices. Should the administration of IBM's worldwide revenue recording systems and processes materially change from the system and processes described in Section I.B of Exhibit "D", IBM will advise TIS as to whether the time period for delivering such Quarterly Report and the associated remittance may be modified to be submitted in a shorter time period than is specified in this Section 3.1.6.

                  3.1.7. Annual Reporting. Within sixty (60) days of the end of each calendar year, IBM shall provide TIS with a cumulative statement of the Net Revenue of all Licensed Products for such calendar year with the same detail as required by the preceding subsection. Within sixty (60) days after the expiration or termination of the rights licensed herein, IBM shall provide TIS with a cumulative statement of the Net Revenue of all Licensed Products for the year in which such termination or expiration occurs. Such statements shall be accompanied by a remittance of any additional payment due TIS, or a statement of credit due IBM.

                  3.1.8. Audit Provisions. IBM shall keep records in accordance with generally accepted accounting principles and in sufficient detail to permit the determination of which products are subject to royalty payments under this Agreement, the royalties due TIS, and the accuracy of the information on IBM's written reports. Such records shall include detailed records supporting transaction relating to Licensed Products. Such records shall be kept for three (3) years following the due date for the report relating to the reporting period to which such records pertain.

                           Upon TIS's written request for an audit, IBM shall permit independent auditors designated by TIS, compensated (other than on a contingency basis) by TIS, and approved by IBM, to examine, during ordinary business hours, records, and materials of IBM for the purpose of determining royalties due TIS and in such a manner as not to interfere with normal business activities. The auditor will sign a confidentiality agreement and will only disclose to TIS any amounts overpaid or underpaid for the period examined. TIS's request for an audit will be provided to IBM in writing and will be made at least sixty (60) days prior to any audit. Such request will not occur more than once each year.

                           Such audit shall be restricted to an audit of those records and materials related to Licensed Products. Such records and materials shall be deemed to include general financial information to provide a cross-check for the amount of royalties reported.

                           In the event an audit identifies an underpayment of royalties by IBM, IBM shall pay an amount equal to the sum of such underpayment.

                  3.1.9. IBM will pay TIS the reasonable cost of the independent auditors in the event that the audit results in a finding that any statement submitted by IBM has understated the royalties due TIS for the period in question by ten percent (10%) or more.

                  3.1.10. Currency. Net Revenue invoiced in a currency other than United States Dollars shall, for purposes of this Agreement, be converted into United States Dollars on the basis of the United States Dollar equivalent exchange rates according to IBM's standard practices.

                  3.1.11. Taxes. All taxes, duties, fees and other governmental charges of any kind (except United States or state taxes based on the net income of TIS) which are levied, assessed or otherwise imposed by or under the authority of any government or political subdivision on any royalties payable hereunder, or any aspect of this Agreement, shall be borne by IBM and shall not be considered a part of, a deduction from, or an offset against such royalties.

                  3.1.12.  ***



                           4. MAINTENANCE AND SUPPORT

         4.1. Maintenance. IBM will receive from TIS Maintenance and support services pursuant to the terms contained in Exhibit "C", which terms are incorporated herein by reference as though repeated here.

         4.2. Support. TIS shall not be responsible for providing level one support to Distributors or End-User Customers for the Bundled Products or Toolkit Derivatives, but TIS shall provide level one support to IBM and its Subsidiaries.

         4.3. New Release. New releases and new versions of TIS Software will be provided by TIS at no additional charge during the term of this Agreement.

                                 5. MASTER COPY

         5.1. Within thirty (30) days after the execution of this Agreement, TIS shall deliver to IBM copies, in electronic or magnetic form, of the TIS Software, and such other information, Documentation and instructions reasonably deemed necessary by TIS to enable IBM to utilize the licenses granted under this Agreement (collectively, the "Master Copy"). TIS shall provide additional Master Copies of revisions, updates and/or enhancements, if any, to the TIS Software from time to time.

                      6. ADDITIONAL OBLIGATIONS OF LICENSEE

         6.1. Licensed Product Marketing. IBM is authorized to represent to its customers such facts about the TIS Software as TIS states in its product descriptions, advertising and Promotional materials.

         6.2. License Agreement. IBM or its Subsidiaries or Distributors shall provide to each End-User Customer of a Licensed Product, a license agreement which is substantially similar to IBM's or its Subsidiaries' then current license agreement. A copy of IBM's current license agreement is attached hereto as Exhibit "J".

         6.3.     Confidentiality and Marking

                  6.3.1. Information. From time to time during the course of performance of the terms and conditions of this Agreement, the parties may find it necessary or useful to exchange confidential information ("Information"). TIS and IBM agree that all disclosures of Information shall be made in accordance with this Section 6.3.

                  6.3.2. Non-disclosure. The recipient's obligations regarding Information expire two (2) years after the date of disclosure, except for Source Code provided hereunder, for which the recipient's obligations shall expire five (5) years after the date of disclosure. Information shall be used only in accordance with the terms of this Agreement and shall not be disclosed to a third party unless such third party has entered into a written confidentiality agreement at least as restrictive as the terms of this Section. The recipient shall protect Information using the same degree of care as it uses to protect its own information of a like nature and in no event exercise no less than reasonable care.

                  6.3.3. Identification. The recipient shall be obligated to protect only Information: (a) disclosed in tangible form clearly labeled as confidential or proprietary at the time of disclosure; or (b) disclosed in non-tangible form, identified as confidential or proprietary at the time of disclosure, summarized in
_______
*** Confidential Information has been omitted and filed separately with the Commission.

                           a writing, designated as confidential or proprietary, delivered to the recipient within thirty (30) days after the disclosure.

                  6.3.4. Exceptions. This Agreement imposes no obligation upon the recipient with respect to Information which: (a) was in the possession of, or was known by, the recipient prior to its receipt from the discloser, without an obligation to maintain its confidentiality; (b) is or becomes generally known to the public without violation of this Agreement; (c) is obtained by the recipient from a third party, without an obligation to keep such information confidential; or (d) is independently developed by the recipient without use of Information. Disclosure of Information is not prohibited if reasonable prior notice is given to the discloser and such disclosure is: (a) compelled pursuant to a legal proceeding or
                           (b) otherwise required by law.

                  6.3.5. Disclaimer. Information is delivered "AS IS", and all representations and warranties, express or implied, including fitness for a particular purpose, merchantability, and non-infringement are hereby disclaimed. Neither party has an obligation under this Agreement to sell or purchase any item from the other party. The recipient does not acquire any rights in Information, except the limited right to use Information as described above.

                  6.3.6. Residual Knowledge. Nothing in this Agreement is intended to impose any obligations on the recipient with respect to its use of Residual Knowledge. "Residual Knowledge" means Information, including concepts, know-how or techniques, that is retained in the memories of recipient's employees who have had access to Information consistent with the terms of this Agreement. Recipient's use of Residual Knowledge is subject to valid patents, copyrights, and semiconductor mask work rights of the discloser.

                  6.3.7. Source Code. Source Code shall only be available to the employees of the recipient, its agents, Subsidiaries, subcontractors or others authorized to receive Source Code pursuant to this Agreement on a "need to know" basis.

         6.4. Quality and Marking Standards. Except as provided under this Agreement, IBM shall not display or use in any other way any TIS trademark or tradename or other copyright, patent, trademark, or other TIS marking or legend. IBM will not remove or receive any TIS copyright notice in TIS Source Code. IBM shall comply with IBM's quality standards when making and distributing Licensed Products. IBM agrees to insert within the splash screen of the Licensed Product an appropriate TIS marking unless such Licensed Product does not have a splash screen.

                                  7. PUBLICITY

         7.1. Cooperation. Where both parties deem appropriate, IBM and TIS may engage in the following activities: joint publicity releases, joint marketing materials, joint marketing calls, joint trade show efforts, joint KRT lead processing, and strategy coordination concerned with promoting KRT in the commercial marketplace and to various domestic and foreign government agencies.

         7.2. Agreement Announcement. The parties agree that upon execution of this Agreement, both parties may announce and/or confirm the existence of this Agreement to the business, trade and general press, or to any other person or entity provided that the parties agree on the content, and date of the announcement, and venue and vehicle for the announcement.

         7.3. Approval. Neither party may publish any press release or other public document which contains quotes from or any information about the other party or its products without obtaining the prior written consent of the other party. Notwithstanding any of the foregoing, TIS may make factually accurate statements about the compatibility of TIS products with IBM products.

         7.4. Confidentiality of Agreement. The terms and conditions of this Agreement shall be maintained in confidence as Information in accordance with Section 6.3 hereof. Notwithstanding the foregoing, the parties agree that TIS may file this Agreement with appropriate governmental authorities subject to appropriate confidentiality provisions to the extent available.

                       8. LIMITED WARRANTY AND DISCLAIMER

         8.1 Both parties represent and warrant that they have the authority to enter into this Agreement and perform the obligations hereunder.

                  8.1.1. TIS represents and warrants that to the best of its knowledge the TIS Software does not contain any Harmful Code. For the purposes of this Agreement, "Harmful Code" means computer programming code that is intentionally constructed with the ability to damage, interfere with or otherwise adversely affect computer programs, data files, or hardware without the consent or intent of IBM, or any other authorized licensee, which includes, but is not limited to, self-replicating and self-propagating programming such as viruses, worms and Trojan horses.

                  8.1.2. TIS represents and warrants that the media on which the TIS Software is recorded will be free from defects in materials and workmanship for a period of ninety (90) days after delivery. TIS's sole liability with respect to breach of this warranty is to replace the defective media. Except as expressly provided in this Section 8.1 and Section 9.0, TIS licenses the TIS Software and Documentation to IBM on an "AS IS" basis.

         8.2.     Disclaimer.

                  EXCEPT AS SPECIFIED IN THIS AGREEMENT, ALL EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR INFRINGEMENT ARE HEREBY DISCLAIMED.

                9. LIMITED INDEMNITY AND LIMITATION OF LIABILITY

         9.1. Representation. TIS represents and warrants that: (i) TIS has sufficient rights to grant the rights and/or licenses granted to IBM herein; (ii) the TIS Software does not infringe any copyright, patent, trademark, or misappropriate any trade secret; and (iii) no claim of patent, copyright, trade secret or trademark infringement has been threatened or asserted, in writing, or is in litigation relating to any of the intellectual property provided by TIS under this Agreement. TIS shall notify IBM of written claims and litigation which arise during the term of this Agreement related to the foregoing on a reasonable schedule.

         9.2. Indemnity by TIS. TIS will defend or, at its option settle, at its expense, any legal proceeding brought against: (i) IBM,
                  (ii) its Subsidiaries, and (iii) at IBM's request, its Distributors, Toolkit Licensees, KRC Licensees, IBM Recovery Facility Licensees, and End-Users Customers by a third party to the extent it is based on a claim that: (a) TIS Software or any portion thereof misappropriates a third party trade secret, or infringes a copyright, patent, or other intellectual property right of a third party; and/or (b) that TIS has no right to license the TIS Software, Patent Rights, or other intellectual property rights licensed hereunder. TIS will pay all damages awarded by a court of competent jurisdiction attributable to such claim, provided that IBM (i) provides notice of the claim promptly to TIS, (ii) gives TIS control of the defense and settlement of the claim; and (iii) provides at TIS' expense reasonable assistance in the defense or settlement thereof; provided, that if any settlement results in any ongoing liability to, or prejudices or detrimentally impacts IBM, and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require IBM's written consent, which consent shall not be unreasonably be withheld. IBM shall be permitted to participate in such defense and settlement proceedings at its own expense.

         9.3. Election. Should any TIS Software or any portion thereof become the subject of a claim of infringement for which indemnity is provided under Section 9, TIS may elect to: (i) obtain for IBM the right to use such TIS Software; or (ii) replace or modify the TIS Software so that it becomes non-infringing while substantially retaining its previous functionality.

         9.4. Exception. TIS shall have no indemnification obligation for any infringement or claim which results solely from: (i) use of other than an unaltered version of the TIS Software, if the infringement is avoided by using the unaltered version; (ii) TIS's compliance with designs or specifications of IBM as required by IBM; (iii) distribution of products by IBM which are not distributed pursuant to, or which are distributed in violation of, the terms of this Agreement; (iv) use of the Patent Rights or the TIS Software in combination with software not licensed hereunder where the Patent Rights or the TIS Software would not itself be infringing other than in an operating environment specified or contemplated by TIS; or (v) any matter for which IBM has an obligation to indemnify TIS hereunder.

         9.5. Entire Liability. SECTION 9 STATES THE ENTIRE LIABILITY OF TIS WITH RESPECT TO INFRINGEMENT OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS BY THE TIS SOFTWARE AND PATENT RIGHTS.

         9.6. Indemnity by IBM. IBM will defend or, at its option settle, at its expense any legal proceeding brought against TIS or its Subsidiaries by a third party to the extent it is based on a claim that portions of a Bundled Product, Toolkit or IBM Recovery Facility, other than those licensed to IBM by TIS, infringes a patent, copyright or other intellectual property right of a third party or misappropriates a third party trade secret. IBM will pay all damages awarded by a court of competent jurisdiction attributable to such claim, provided that TIS: (i) provides notice of the claim promptly to IBM,
                  (ii) gives IBM control of the defense and settlement of the claim; (iii) provides at IBM's expense reasonable assistance in the defense or settlement thereof; provided, that if any settlement results in any ongoing liability to, or prejudices or detrimentally impacts TIS, and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require TIS's written consent, which consent shall not be unreasonably be withheld. TIS shall be permitted to participate in such defense and settlement proceedings at its own expense.

         9.7. Election. Should any IBM Recovery Field Formats become the subject of a claim of infringement for which indemnity is provided under Section 9, IBM may elect to (i) obtain for TIS the right to use such IBM Recovery Field Formats; or (ii) replace or modify any such IBM Recovery Field Format so that it becomes non-infringing while substantially retaining its previous functionality.

         9.8. Exclusive Remedy for Infringement. TIS and IBM hereby acknowledge and agree that the Limited Indemnity set forth in this Section 9 sets forth the total liability and the sole and exclusive remedy of each party with respect to the other party relating to claims of infringement of any third party intellectual property by any materials, information, or intellectual property licenses pursuant to this Agreement, as well as for any breaches of this Agreement by a party of the intellectual property-related representations and warranties contained in Sections 8 and 9 hereof.

         9.9. Limitation of Liability. Except for express undertakings to indemnify under this Agreement:

                  9.9.1. Cumulative Payments. Each party's liability to the other for claims relating to this Agreement whether for breach or in tort, or otherwise, shall be limited to the cumulative payments required to be made by IBM to TIS during the term of this Agreement for the Licensed Products related to the claims.

                  9.9.2. Mutual Waiver of Damages. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT (INCLUDING LOSS OF PROFITS, USE, DATA, OR OTHER ECONOMIC ADVANTAGE).

                           Except for KRC's that TIS operates, TIS is not liable for the acts of any KRC or its operators.

                            10. TERM AND TERMINATION

         10.1. Term. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect until the expiration of the last to expire of the Patent Rights licensed hereunder, unless sooner terminated pursuant to the provisions of this Agreement. All licenses granted in this Agreement shall be perpetual.

         10.2. Termination. IBM may terminate the licenses of copyright and patents granted hereunder pursuant to this Agreement at any time by delivering written notice to TIS at least *** prior to the Effective Date of termination. After *** TIS may terminate this Agreement by delivering six (6) months prior written notice to IBM in the event that IBM during the immediately preceding ***. In addition, either party shall be entitled to terminate any of the license rights granted pursuant to this Agreement at any ***.
 _______
*** Confidential Information has been omitted and filed separately with the Commission.

         10.3. Insolvency. In the event that any party be adjudged insolvent or bankrupt, or upon the institution of any proceedings by or against it seeking relief, or arrangement under any laws relating to insolvency, or upon any assignment for the benefit of creditors, or upon the appointment of a receiver, liquidator or trustee of any of its property or assets, or upon the liquidation, dissolution or winding up of its business, then and in any such event the license rights granted pursuant to this Agreement may forthwith be terminated by the other party upon giving written notice thereof at any time after such event, and upon the giving of such notice the license rights granted pursuant to this Agreement shall terminate forthwith.

         10.4. Assignment. The Agreement may not be assigned by operation of law or otherwise, to any entity except to a Subsidiary or a successor entity of a party without the prior written consent of the other party. Such consent shall not be unreasonably withheld by the other party. Any such purported assignment without the other party's prior written consent shall be void and of no effect. Neither TIS or any subsequent assignee or exclusive licensee of the Patent Rights shall assign any of the Patent Rights or grant any exclusive licenses thereunder unless such assignment or license grant preserves the licenses and other rights granted to IBM and its sublicensees under this Agreement.

         10.5. Effect of Termination. Upon the expiration or termination of the license rights granted pursuant to this Agreement, the license rights granted pursuant to this Agreement shall cease and terminate within *** of such termination (except as provided below) and the remaining provisions hereof (including without limitation the obligations to pay outstanding royalty obligations to TIS of Section 3.1.2, the confidentiality provisions of Section 6.3 and the obligations under Sections
                  2.9 and 2.10.2) shall remain in full force and effect. All licenses and immunities granted to IBM and its Subsidiaries for internal use, End-User Customers, Distributors, Toolkit Licensees, KRC Licensees, and IBM Recovery Facility Licensees and any customers thereof prior to termination shall remain in all force and effect. When the copyright license rights granted pursuant to this Agreement are terminated for any reason within a period of *** from such termination, IBM shall cease making copies of, using in any way, distributing or licensing the TIS Software and the Licensed Products incorporating TIS Software, excepting as to sublicenses previously granted which have not expired and excepting as to such copies of Licensed Products necessary to fill orders placed with IBM prior to such expiration or termination and IBM shall be obligated for royalty payments for such period. IBM shall return the Master Copy to TIS as soon as practicable after such expiration or termination and shall destroy or deliver to TIS all copies of the TIS Software and all written materials relating thereto.

                          11. MISCELLANEOUS PROVISIONS

         11.1.    Governing Laws; Resolution of Problems; Suits.

                  11.1.1. The laws of the State of N.Y. (irrespective of its choice of law principles) shall govern the enforceability and validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.
_______
*** Confidential Information has been omitted and filed separately with the Commission.

                  11.1.2. Representative. Within 30 days of the Effective Date, each party shall designate one or more representatives to act as liaison and agreement coordinator ("Agreement Coordinator") for the purposes of this Agreement. Such representatives may change upon written notice to the other party.

                  11.1.3. Internal Dispute Resolution. In the event of any problem, claim, or dispute arising from, out of, or based upon this Agreement, except as expressly provided for in Section 10.2, or the business relationship between the parties, the aggrieved party shall promptly notify the other party of the existence of the problem, claim, or dispute, and such other party shall promptly undertake all reasonable efforts, including but not limited to, submitting such problem, claim or dispute for resolution to a Manager (as defined below) of each Agreement Coordinator. For the purposes of this Section "Manager" shall mean someone in the management chain of the applicable Agreement Coordinator who is senior to such Agreement Coordinator in terms of responsibility, and who is familiar with the administration of this Agreement. The Managers shall make a good faith effort to resolve the dispute as quickly as possible. In the event that the managers cannot resolve such dispute within *** the matter may at the option of either party, be submitted for resolution to each party's executive with overall responsibility for the subject matter in dispute. Except as provided in Section 10.2, if the matter is not resolved at the executive level, the parties may then pursue any remedies available to them in law or equity.

                  11.1.4.  Each party agrees to *** concerning this Agreement.

         11.2. Binding upon Successor and Assigns. Each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, representatives, administrators and permitted assigns of the parties hereto.

         11.3. Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall, for any reason and to any extent, be void or unenforceable, the application of the remainder of this Agreement to such person or circumstances and the application of such provision to other persons or circumstances shall be interpreted so as best to reasonably reflect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

         11.4. Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto.

         11.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

         11.6. Expenses. Each party shall pay its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement and the exhibits hereto. Except as otherwise expressly provided in this Agreement, each party shall be solely responsible for all of its costs, salaries and other expenses incurred in connection with the performance of its obligations hereunder, and the other party shall not have any liability, obligation or responsibility whatsoever therefor.

_______
*** Confidential Information has been omitted and filed separately with the Commission.

         11.7. Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a written agreement signed by both parties.

         11.8. No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

         11.9. Other Remedies. Any and all remedies herein expressly conferred upon a party shall be deemed cumulative and not exclusive of any other remedy conferred hereby or by law, and the exercise of any one remedy shall not preclude the exercise of any other.

         11.10. Notices. Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States certified mail, postage prepaid, return receipt requested, addressed to a party at its respective address set forth on page 1 hereof. Such communications shall be effective when they are received by the addressee thereof; but if sent by certified mail in the manner set forth above in this Section 11.10, they shall be effective five (5) days after being deposited in the United States mail. Any party may change its address for such communications by giving notice thereof to the other party in conformity with this Section.

         11.11. Construction of Agreement. This Agreement has been negotiated by the parties hereto, shall be deemed to have been drafted by both parties, and the language hereof shall be construed neutrally and not for or against any party. A reference in this Agreement to any Section shall include a reference to every subsection the number of which begins with the number of the Section to which reference is specifically made (e.g., a reference to Section 2.1 shall include a reference to Section 2.1.2).

         11.12. No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be that of licensor and licensee with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section.

         11.13. No Competitive Restrictions. Each party agrees that nothing in this Agreement is intended to prohibit IBM from developing or acquiring technology that is the same or similar to KRT provided that IBM does not do so in breach of this Agreement or TIS' intellectual property rights not licensed hereunder. IBM is not obligated to announce or sell any product. IBM does not guarantee the success of its marketing efforts.

         11.14. Export Restrictions. This Agreement is expressly made subject to any laws, regulations, orders or other restrictions on the export from the United States of America of the Patent Rights, the TIS Software or the Licensed Products, or of information about such TIS Software or Licensed Products, which may be imposed from time to time by the government of the United States of America ("Export Control Laws"). Notwithstanding anything contained in this Agreement to the contrary, neither party shall export or re-export, directly or indirectly, any Patent Rights, TIS Software or Licensed Products or information pertaining thereto to any country for which such government or any agency thereof requires an export license or other governmental approval at the time of export or re-export without first obtaining such license or approval. IBM hereby agrees that it solely shall be responsible for its compliance with the Export Control Laws.

         11.15. Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended nor shall be interpreted to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

         11.16. Performance of Acts in Furtherance of this Agreement. Each party shall execute, acknowledge, and deliver all such further documents and do and perform all such other acts as shall be reasonably necessary or appropriate to enable the other party hereto to enjoy the rights granted to it under this Agreement.

         11.17. No Other Rights Granted. No express or implied rights of any kind are granted by TIS to IBM or to anyone else except for those rights that are expressly set forth herein.

         11.18. Meeting. At least semi-annually, during the period commencing on the Effective Date and ending on the fifth anniversary thereof upon the written notice by either party, the parties will meet, at a mutually agreeable time and location, to confidentiality discuss product trends, Licensed Products, and other related items. The parties recognize that similar field formats are beneficial to both parties, therefore, the parties may discuss descriptions of field formats and royalty and fee adjustments. Each party will bear its own expenses regarding such meetings.

         11.19. Conflicting Terms. If there is a conflict among the terms in the various agreement documents, those of this Agreement prevail over those of an Exhibit.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated below:

TRUSTED INFORMATION SYSTEMS, INC.

By:      /s/ Stephen T. Walker
         --------------------------

Name:    Stephen T. Walker

Title:   President and Chief Executive Officer

Date:    January 22, 1997


INTERNATIONAL BUSINESS MACHINES CORPORATION

By:      /s/ M.C. Phelps, Jr.
         --------------------------

Name:    M.C. Phelps, Jr.

Title:   Vice President

Date:    January 24, 1997